Exhibit 99.1

BioAmber Announces Change in Chief Financial Officer

Montreal, Canada, July 29, 2015. BioAmber Inc. (NYSE: BIOA) today announced that Francois Laurin, the Company’s Chief Financial Officer has resigned.  The Company has hired Andrew Ashworth, its former Chief Financial Officer who retired in December 2014, as full time interim CFO and has launched a search for a permanent successor.

Andy Ashworth began his employment today, to overlap with Mr. Laurin and ensure a smooth transition.  Andy was the Company’s CFO from September 2011 to December 2014.  During that time he prepared BioAmber for its initial public offering and oversaw regulatory compliance.  He led the implementation of the ERP system and assembled the finance team that is in place today.

Mr. Laurin has resigned to pursue another employment opportunity.  His departure is not due to BioAmber’s financial condition or financial reporting.  Mr. Laurin will cease to be employed by BioAmber on August 7th 2015, after the Company has communicated its Q2 2015 financial results and filed its Quarterly Report on Form 10-Q.

“Andy’s 26 years of financial experience, coupled with his deep understanding of BioAmber will ensure continuity and stability while we undertake a search for a new CFO.  With our strong accounting and financial teams in place, I am confident in our ability to manage this transition seamlessly” said Jean-Francois Huc, BioAmber CEO.  “We wish Francois the best in his next endeavor,” he added.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements.  All statements other than statements of historical fact in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances

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and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the Quarter ended March 31, 2015.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

BioAmber Inc.

(514) 844-8000 extension 120

mike.hartmann@bio-amber.com

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